MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue NEW YORK, NEW YORK 10022

PRESS RELEASE

March 5, 2007		FOR IMMEDIATE RELEASE NEW YORK METRO NYSE: MFA
CONTACT:	Shira Finkel (800) 892-7547 www.mfa-reit.com

MFA Mortgage Investments, Inc. Announces
2006 Dividend Tax Information

MFA Mortgage Investments, Inc. (“MFA”), a real estate investment trust (“REIT”), today announced tax information regarding its dividend distributions for the tax year ended December 31, 2006.

Stockholders should review the 2006 tax statements that they receive from their brokerage firms in order to ensure that the MFA dividend distribution information reported on such statements conforms to the information set forth below. Stockholders should also consult with their tax advisors to determine their individual tax treatment of the dividend distributions paid by MFA.

As a REIT, MFA’s dividend distributions are generally not eligible for the tax rate reductions enacted for qualified dividend income under the Jobs and Growth Tax Relief Reconciliation Act of 2003. Thus, the portion of MFA’s dividend distributions that are characterized as ordinary income generally will be subject to full ordinary income tax rates. For stockholders that are corporations, MFA’s dividend distributions are not eligible for the corporate dividend distributions received deduction on Form 1120. No portion of MFA’s 2006 dividend distributions consisted of “excess inclusion” income subject to the specialized tax reporting rules applicable to such income.

The following table provides detailed tax information relating to the quarterly dividend distributions paid to MFA’s stockholders with respect to the 2006 tax year:

MFA’s Common Stock: (CUSIP 55272X102):

Quarter	Dividend Type	Declaration Date	Record Date	Payable Date	Total Distribution per Share	Ordinary Dividend Income	Return of Capital	Capital Gain Distribution	Carry forward To 2007
P/Y	Common	12/15/2005	12/27/2005	01/31/2006	$0.01016	$0.01016	$ 0.00000	$0.00000	$0.00000
1 Q	Common	04/03/2006	04/17/2006	04/28/2006	$0.05000	$0.05000	$0.00000	$0.00000	$0.00000
2 Q	Common	07/05/2006	07/17/2006	07/31/2006	$0.05000	$0.05000	$0.00000	$0.00000	$0.00000
3 Q	Common	10/02/2006	10/13/2006	10/31/2006	$0.05000	$0.05000	$0.00000	$0.00000	$0.00000
4 Q	Common	12/14/2006	12/29/2006	01/31/2007	$0.06000	$0.03510	$0.00000	$0.00000	$0.02490

Pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder applicable to REITs, $0.01016 per share of the dividend declared on December 15, 2005 will be treated as dividend distributions to stockholders in 2006 for federal, state and local income tax purposes.  This amount represents the per share portion of the dividend distributions which exceeded MFA’s distributable earnings and profits for the year ended December 31, 2005.

During the 2006 tax year, MFA declared total dividend distributions of $0.2100 per share of common stock. Pursuant to the Code, $0.0249 per share of the dividend declared on December 14, 2006 will be treated as dividend distributions to stockholders in 2007 for federal, state and local income tax purposes.  This amount represents the per share portion of the dividend distributions which exceeded MFA’s distributable earnings and profits for the year ended December 31, 2006.  This amount will be treated for income tax purposes as 2007 dividend distributions to the extent of the 2007 distributable earnings and profits.

MFA’s Series A Cumulative Redeemable Preferred Stock (CUSIP: 55272X201):

Quarter	Dividend Type	Declaration Date	Record Date	Payable Date	Total Distribution per Share	Ordinary Dividend Income	Return of Capital	Capital Gain Distribution
1 Q	Preferred	02/17/2006	03/01/2006	03/31/2006	$0.53125	$0.53125	$0.0000	$0.0000
2 Q	Preferred	05/19/2006	06/01/2006	06/30/2006	$0.53125	$0.53125	$0.0000	$0.0000
3 Q	Preferred	08/21/2006	09/01/2006	09/29/2006	$0.53125	$0.53125	$0.0000	$0.0000
4 Q	Preferred	11/20/2006	12/01/2006	12/29/2006	$0.53125	$0.53125	$0.0000	$0.0000

MFA declared total dividend distributions of $2.125 per share of Series A Cumulative Redeemable Preferred Stock.

MFA elected, commencing with its taxable year ended December 31, 1998, to be taxed as a REIT under Sections 856 through 860 of the Code and the regulations promulgated thereunder applicable to REITs.  In accordance with the Code, to the extent of distributable earnings and profits, dividends declared by a REIT in the last month of a calendar year with a record date in such calendar year, but which are payable in January of the following year, are considered paid for Form 1099-DIV reporting purposes on the record date, not on the payable date.

MFA seeks to generate income from investment in high-quality ARM-MBS and other assets. At December 31, 2006, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. Government, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

Stockholders interested in learning how to participate in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in go ation as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.